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                                                                    EXHIBIT 3.4



                       CERTIFICATE OF AMENDMENT OF BYLAWS



          The undersigned, Elias J. Blawie, hereby certifies that:

          1. He is the duly elected and incumbent Secretary of ISOCOR (the "Company").

          2. By action taken at a meeting of the Board of Directors on May 13, 1998, the second sentence of Article III, Section 3.2 of the Bylaws of the Company was amended to read in its entirety as follows:

                    "The number of directors of the corporation shall be not less than five (5) nor more than nine (9). The exact number of directors shall be six (6) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the board of directors or by the shareholders."

          3. The matters set forth in this certificate are true and correct of my own knowledge.


Date:  May 13, 1998

                                                 /s/ ELIAS J. BLAWIE
                                                 -------------------------------
                                                 Elias J. Blawie, Secretary